Exhibit 99.1

  Steelcase Reports Improved First Quarter Results On Higher Revenue

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--June 22, 2004--Steelcase Inc. (NYSE:SCS) today reported revenue totaling $597.7 million for its first quarter ended May 28, 2004, which was in line with company estimates. Revenue for this quarter increased 7.6 percent compared to $555.6 million in the prior year quarter and was up 6.1 percent compared to the fourth quarter of fiscal 2004.
    Revenue included $15.9 million of sales from newly consolidated dealers. First quarter revenue also benefited by $11.0 million from favorable currency translation effects in the company's International segment compared to the prior year. On a sequential quarter basis, first quarter revenue was negatively affected by $(4.4) million from currency translation effects.
    "We are pleased with the revenue growth we experienced in the first quarter," said James P. Hackett, president and CEO. "Our industry is now starting to feel the effects of the positive turn in the economy. Strong job growth during the past quarter should bode well for our business. While companies focused mostly on workspace efficiency during the industry downturn, we believe that supporting worker effectiveness will become much more important as companies begin to compete for white collar workers."
    Steelcase reported a net loss of $(5.7) million, or $(0.04) per share, for the first quarter of fiscal 2005, which was better than company estimates of a first quarter net loss of $(0.09) to $(0.14) per share. Reported results included net restructuring charges totaling $(3.6) million after-tax.
    A number of items, which in aggregate totaled $5.9 million after-tax, favorably impacted the company's net loss in the quarter. Some examples of these items include favorable property tax settlements, reduction of bad debt reserves related to specific customers and a gain from a customer's prepayment of a large furniture lease.
    The temporary steel surcharge implemented by North America beginning April 26 did not materially affect first quarter revenues. As anticipated in the first quarter, North America incurred $2.5 million after-tax of increased costs because of higher steel prices.
    While the company anticipates its long-term effective tax rate to be approximately 37 to 38 percent, it can vary based on absolute profitability levels. Based on preliminary estimates for the year, the company used a 30 percent effective tax rate for the first quarter.
    Steelcase cash balances totaled $206.0 million at the end of the first quarter, a decrease of $56.2 million from the fourth quarter. The increase in sequential quarter revenue contributed to an increase in working capital requirements. The decrease in cash was also related to typical seasonal disbursements such as retirement contributions and annual prepayments of insurance. The company's debt was $331.4 million at the end of the first quarter, down $22.6 million from year-end because the company elected to repay some debt.
    "We continued to reduce debt this quarter and have over $200 million in cash to fund the working capital we will need as we grow," said James P. Keane, chief financial officer.

    Outlook

    The company experienced stronger order patterns in North America and in the Steelcase Design Partnership in the first quarter, resulting in an improved backlog at quarter end. The company believes the contract furniture industry is strengthening in North America as job growth continues. Order growth from large accounts in North America was substantially higher on a year over year and sequential quarter basis. However, the company is not yet seeing similar signs in key International markets.
    Steelcase expects second quarter revenue to increase 5 to 8 percent from the prior year, including approximately $15 million of revenue from the newly consolidated dealers and $7 million from the impact of the steel surcharge. On a sequential quarter basis, the company expects second quarter revenue to be 7 to 10 percent higher than the first quarter.
    The company expects to report earnings between breakeven and a loss of $(0.05) per share including anticipated restructuring charges of $(3) to $(7) million after-tax in the second quarter. Steelcase is neither affirming nor updating a full year estimate but intends to continue to provide a quarterly business outlook.
    Jim Hackett concluded, "Over the last three years, our efforts to restructure our operations have been balanced with new investments in R&D and product development. During the recovery, we believe we can grow faster by offering the right solutions and we feel our product portfolio is stronger today than ever before. In fact, for a second year in a row, we won more product-awards at NeoCon than anyone else in our industry. We look forward to growth in revenues and improvements in profitability that reflect the hard work the people of Steelcase have done over the last three years."

    Webcast

    Steelcase will webcast its conference call reviewing first quarter financial results today at 11:00 a.m. EDT. Links to the webcast are available at www.steelcase.com. Accompanying presentation slides are available on the company's website. A replay of the webcast can be accessed on the site after the call through July 31, 2004.


Business Segment Results
(in millions)
                        First Quarter          Sequential Quarters
                      Three Months Ended       Three Months Ended
                      ------------------       ------------------
                     May 28,  May 30,  %Inc   May 28,  Feb. 27,  %Inc
                      2004     2003    (Dec)   2004     2004     (Dec)
                      ----     ----    -----   ----     ----     -----
Revenue
North America(1)     $328.1   $296.2   10.8%  $328.1   $301.8    8.7%
Steelcase Design
 Partnership(2)        70.4     67.0    5.1%    70.4     64.9    8.5%
International(3)      134.2    129.8    3.4%   134.2    140.7   (4.6)%
Other(4)               65.0     62.6    3.8%    65.0     56.0   16.1%
                     -------  -------         -------  -------
   Consolidated
    Revenue          $597.7   $555.6    7.6%  $597.7   $563.4    6.1%

Operating Income
North America         $(6.4)  $(19.3)  66.8%   $(6.4)  $(28.7)  77.7%
Steelcase Design
 Partnership            3.4      2.9   17.2%     3.4      2.3   47.8%
International          (1.8)    (5.2)  65.4%    (1.8)    (9.5)  81.1%
Other(4)               (0.3)    (3.7)  91.9%    (0.3)    (4.5)  93.3%
                     -------  -------         -------  -------
  Consolidated
   Operating Loss     $(5.1)  $(25.3)  79.8%   $(5.1)  $(40.4)  87.4%

Operating Margin
 Percent              (0.9)%  (4.6)% 3.7 pts.  (0.9)%  (7.2)% 6.3 pts.


Business Segment Footnotes

(1) North America business segment includes the company's Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.
(2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta.
(3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
(4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses.


    About Steelcase Inc.

    Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2004 revenue was approximately $2.3 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 35 locations and approximately 14,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. Statements and financial discussion and analysis contained in this report that are not historical facts are forward-looking statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, Steelcase. Forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Although Steelcase believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: competitive and general economic conditions and uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure; pricing changes by the company, its competitors or suppliers; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers, dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; changes in relationships with customers, suppliers, employees and dealers, the mix of products sold and of customers purchasing (including large project business); the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; the company's ability to successfully: reduce its costs, including actions such as workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value and/or related impairments, production consolidation, reduction of business complexity, culling products and global supply chain management; the company's ability to successfully implement a surcharge relating to cost increases in steel; implement technology initiatives; integrate acquired businesses; migrate to a less vertically integrated model; implement lean manufacturing principles; initiate and manage alliances; manage consolidated dealers; possible acquisitions or divestitures by the company; changes in business strategies and decisions; and other risks detailed in the company's Form 10-K for the year ended February 27, 2004 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.


                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in millions, except per share data)

                                                    Three Months Ended
                                                    ------------------
                                                     May 28,   May 30,
                                                      2004      2003
------------------------------------------------------------  --------
Revenue                                             $ 597.7   $ 555.6
Cost of sales                                         426.8     399.1
Restructuring costs                                     3.6      10.2
                                                     -------   -------
    Gross profit                                      167.3     146.3
Operating expenses                                    170.9     166.9
Restructuring costs                                     1.5       4.7
                                                     -------   -------
    Operating loss                                     (5.1)    (25.3)
Interest expense                                       (5.2)     (4.8)
Other income, net                                       0.7       6.5
                                                     -------   -------
    Loss from continuing operations
     before income tax benefit                         (9.6)    (23.6)
Income tax benefit                                     (2.9)     (8.8)
                                                     -------   -------
    Loss from continuing operations                    (6.7)    (14.8)
Income from discontinued operations,
 net of applicable income taxes                         1.0       1.4
                                                     -------   -------
    Net loss                                        $  (5.7)  $ (13.4)
                                                     =======   =======
Basic and diluted per share data:
  Loss from continuing operations                   $ (0.05)  $ (0.10)
  Income from discontinued operations                  0.01      0.01
                                                     -------   -------
  Earnings (loss)                                   $ (0.04)  $ (0.09)
Dividends declared per common share                 $  0.06   $  0.06
                                                     =======   =======
Weighted average shares outstanding                   147.8     147.6
                                                     =======   =======


                            STEELCASE INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)

                                               (Unaudited)
                                                 May 28,     Feb. 27,
                                                  2004         2004
----------------------------------------------------------------------
                    ASSETS
  Current assets:
    Cash and cash equivalents                  $    206.0  $    262.2
    Accounts receivable, net                        376.4       362.2
    Notes receivable and leased assets, net          60.8        75.4
    Inventories                                     123.2       114.4
    Other current assets                            130.6       127.8
                                               ----------- -----------

               Total current assets                 897.0       942.0

  Property and equipment, net                       692.1       713.8
  Notes receivable and leased assets, net            56.0        65.8
  Goodwill and other intangible assets, net         296.0       298.3
  Other assets                                      344.4       330.5
                                               ----------- -----------

               Total assets                    $  2,285.5  $  2,350.4
                                               ----------- -----------

     LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                           $    161.2  $    161.8
    Short-term borrowings and current portion
     of long-term debt                               16.1        34.4
    Accrued expenses:
         Employee compensation                       90.7        94.0
         Employee benefit plan obligations           22.8        33.9
         Other                                      217.9       219.2
                                               ----------- -----------

               Total current liabilities            508.7       543.3
                                               ----------- -----------

  Long-term liabilities:
    Long-term debt                                  315.3       319.6
    Employee benefit plan obligations               236.3       241.0
    Other long-term liabilities                      36.6        41.2
                                               ----------- -----------

               Total long-term liabilities          588.2       601.8
                                               ----------- -----------

               Total liabilities                  1,096.9     1,145.1
                                               ----------- -----------

  Shareholders' equity:
    Common stock                                    293.6       289.8
    Accumulated other comprehensive loss            (46.4)      (43.5)
    Deferred compensation - restricted stock         (4.4)       (1.4)
    Retained earnings                               945.8       960.4
                                               ----------- -----------

               Total shareholders' equity         1,188.6     1,205.3
                                               ----------- -----------

               Total liabilities and
                shareholders' equity           $  2,285.5  $  2,350.4
                                               =========== ===========


                            STEELCASE INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)

                                                     (Unaudited)
                                                 Three Months Ended
                                               -----------------------
                                                 May 28,      May 30,
                                                  2004         2003
----------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                       $    (5.7)   $   (13.4)
Depreciation and amortization                       32.1         35.5
Changes in operating assets and liabilities        (61.6)       (76.6)
Other, net                                          (6.0)        (7.5)
                                               ----------   ----------

Net cash used in operating activities              (41.2)       (62.0)
                                               ----------   ----------

INVESTING ACTIVITIES
Capital expenditures                               (14.6)       (11.2)
Proceeds from the disposal of fixed assets           3.4          4.6
Proceeds from the sales of leased assets              --         38.0
Net proceeds from (fundings of) leases              17.6         (5.6)
Net decrease in notes receivable                     6.3          2.1
Other, net                                           3.9          0.8
                                               ----------   ----------

Net cash provided by investing activities           16.6         28.7
                                               ----------   ----------

FINANCING ACTIVITIES
Long-term debt repayments, net                      (7.3)        (4.9)
Short-term borrowings (repayments), net            (15.2)         8.5
Common stock issuance                                0.3           --
Dividends paid                                      (8.9)        (8.9)
                                               ----------   ----------

Net cash used in financing activities              (31.1)        (5.3)
                                               ----------   ----------

Effect of exchange rate changes on
 cash and cash equivalents                          (0.5)         1.5
                                               ----------   ----------

Net decrease in cash and cash equivalents          (56.2)       (37.1)
Cash and cash equivalents, beginning of period     262.2        128.9
                                               ----------   ----------

Cash and cash equivalents, end of period       $   206.0    $    91.8
                                               ==========   ==========


    CONTACT: Steelcase Inc.
             Investor Contact: Raj Mehan, 616-698-4734
             Media Contact: Lisa Kerr, 616-698-4487